Exhibit 4.10

FIRST AMENDMENT TO THE

FIRST RESTATEMENT OF THE

MERIT MEDICAL SYSTEMS, INC.

401(K) PROFIT SHARING PLAN AND TRUST

WHEREAS, Merit Medical Systems, Inc. (the “Principal Employer”) maintains the Merit Medical Systems, Inc. 401(k) Plan and related trust (the “Plan”) for the benefit of its employees and the employees of its participating affiliates, which Plan was initially adopted effective January 1991; and restated in 2001 pursuant to the First Restatement of the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan and Trust.

WHEREAS, the Principal Employer desires to further amend the Plan document to reflect recent legislative changes under the Community Renewal Tax Relief Act of 2000.

NOW, THEREFORE, the Principal Employer hereby amends the Plan as follows, effective as of January 1, 2001.

1.                                       The second paragraph of Article I, Section 11 of the Plan, the definition of “Compensation,” is amended to add the following sentence at the end thereof:

“Additionally, for Plan Years commencing on and after January 1, 2001, Compensation shall also include elective amounts that are not includable in the gross income of the Employee by reason of Section 132(f)(4) of the Code.”

2.                                       The last paragraph of Article I, Section 46 of the Plan, the definition of “Section 415 Total Earnings,” is amended to add the following sentence at the end thereof:

“Additionally, for Limitation Years commencing on and after January 1, 2001, Section 415 Total Earnings shall also include elective amounts that are not includable in the gross income of the Employee by reason of Section 132(f)(4) of the Code.”

3.                                       Except as modified above, the First Restatement of the Plan is hereby ratified and continued in accordance with its original terms.

IN WITNESS WHEREOF, the Principal Employer has caused this First Amendment to be executed by its duly authorized officer this 16th day of April, 2002.

MERIT MEDICAL SYSTEMS, INC.

By:	/S/
Its: